SUBSIDIARIES OF THE REGISTRANT


1) Magnum Hunter Production, Inc.
2) Gruy Petroleum Management Co.
3) Hunter Gas Gathering, Inc.
4) ConMag Energy Corporation
5) Rampart Energy, Inc.
6) Bluebird Energy, Inc.
7) Inesco Corporation
8) SPL Gas Marketing Inc.
9) Midland Hunter Petroleum Limited Liability Company
10) Hunter Butcher International Limited Liability Company

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